NOTICE OF CONFIDENTIALITY RIGHTS: IF YOU ARE A NATURAL PERSON, YOU MAY REMOVE OR STRIKE ANY OF THE FOLLOWING INFORMATION FROM THIS INSTRUMENT BEFORE IT IS FILED FOR RECORD IN THE PUBLIC RECORDS: YOUR SOCIAL SECURITY NUMBER OR YOUR DRIVER’S LICENSE NUMBER.

PAID UP OIL AND GAS LEASE

PROD 88

09/03

THIS LEASE AGREEMENT is made as of the 24th day of March, 2009 between CODY S. ROGERS, whose address is 2621 Oak Meadow Drive, Round Rock, TX 78681, Lessor and GAS GROUP, LTD. a Texas Limited Partnership whose address is 222 W. Las Colinas Blvd, Ste 1650, Irving, Texas 75039, as Lessee. All printed portions of this lease were prepared by the party hereinabove named as Lessee, but all other provisions including the completion of blank spaces, were prepared jointly by Lessor and Lessee.

1. Description. In consideration of a cash bonus in hand paid and the covenants herein contained, Lessor hereby grants, leases and lets exclusively to Lessee the following described land, hereinafter called leased premises.

All that certain real property out of the E.T.R.R.Co. Survey No. 43, Abstract No. 306 described in that Warranty Deed from the Veterans Land Board to Rita K. Rogers on the 11th day of January, 1991, recorded in Volume 684, Page 300, Deed Records of Comanche County.

In the County of Comanche, State of Texas, containing Seventy-Six (76) acres of land, more or less, (including any interests therein which Lessor may hereafter acquire by reversion, prescription or otherwise), for the purpose of exploring for, developing, producing and marketing oil and gas along with all hydrocarbon and nonhydrocarbon substances produced in association herewith. The term “gas” as used herein helium, carbon dioxide, gaseous sulfur compounds, coalbed methane and other commercial gases, as well a normal hydrocarbon gases. In addition to the above-described land, this lease and the term “leased premises” also covers accretions and any small strips or parcels of land now or hereafter owned by Lessor which are contiguous or adjacent to the above described land, and, in consideration of the aforementioned cash bonus, Lessor agrees to execute at Lessee’s request any additional or supplemental instruments for a more complete or accurate description of the land so covered. For the purpose of determining the amount of any payments based on acreage hereunder, the number of gross acres above specified shall be deemed correct, whether actually more or less.

2. Term of Lease. This lease, which is a “paid-up” lease requiring no rentals, shall be in force for a primary term of Three (3) years from the date hereof, and for as long thereafter as oil or gas or other substances covered hereby are produced in paying quantities from the leased premises or from lands pooled therewith or this lease is otherwise maintained in effect pursuant to the provisions hereof.

OPTION TO EXTEND PRIMARY TERM: Lessee is herby given the option to extend the primary term of this lease for an additional Two (2) years from the expiration of the original primary term hereof. This option may be exercised by Lessee at any time during the original primary term by tendering to Lessor the sum of One Hundred Dollars ($100.00) per net mineral acre.

3. Royalty Payment. Royalties on oil, gas and other substances produced and saved hereunder shall be paid by Lessee to Lessor as follows: (a) For oil and other liquid hydrocarbon separated at Lessee’s separator facilities, the royalty shall be One Eighth (1/8th) of such production, to be delivered at Lessee’s option to Lessor at the wellhead or to Lessor’s credit at the oil purchaser’s transportation facilities, provided that Lessee shall have the continuing right to sell such production to itself or an affiliate at the wellhead market price then prevailing in the same field ( or if there is no such price then prevailing in the same field, then in the nearest field in which there is such a prevailing price) for production of similar grade and gravity; (b) for gas ( including casinghead gas) and all other substances covered hereby, the royalty shall be One Eighth (1/8th) of the proceeds realized by Lessee from the sale thereof, provided that Lessee shall have the continuing right to sell such production to itself or an affiliate at the prevailing wellhead market price for production of similar quality in the same field (or if there if no such price then prevailing in the same field, then in the nearest field in which there is such a prevailing price) pursuant to comparable purchase arrangements entered into on the same or nearest preceding date as the date on which Lessee or its affiliate commences its purchases hereunder; and (c) in calculating royalties on production hereunder, Lessee may deduct Lessor’s proportionate part of any production and excise taxes. If at the end of the primary term or any time thereafter one or more wells on the leased premises or lands pooled therewith are capable of producing oil or gas or other substances covered hereby in paying quantities, but such well or wells are either shut in or production therefrom is not being sold by Lessee, such well or wells shall nevertheless be deemed to be producing in paying quantities for the purpose of maintaining this lease. If for a period of 90 consecutive days such well or wells are shut in or production therefrom is not being sold by Lessee, then Lessee shall pay an aggregate shut-in royalty annually of twenty-five dollars ($25.00) per acre then covered by this lease, such payment to be made to Lessor on or before the end of said 90-day period and thereafter on or before each anniversary of the end of each annual period while the well or wells are shut in or production therefrom is not being sold by Lessee; provided that is this lease is otherwise being maintained by operations, or if production is being sold by Lessee from another well or wells on the leased premises or lands pooled therewith, no shut-in royalty shall be due until the 90-day period next following cessation of such operations or production. Lessee’s failure to properly pay shut-in royalty shall render Lessee liable for the amount due, but shall not operate to terminate this lease.

4. Shut-in Payment. All shut-in royalty payments under this lease shall be paid or tendered directly to Lessor at the above address, or its successors, regardless of changes in the ownership of said land. All payments or tenders may be made in currency, or by check or by draft and such payments or tenders to Lessor by deposit in the U.S. Mails in a stamped envelope addressed to the Lessor at the last address known to Lessee shall constitute payment.

5. Operations. If Lessee drills a well which is incapable of producing in paying quantities (hereinafter called “dry hole”) on the leased premises or lands pooled therewith, or if all production (whether or not in paying quantities) permanently ceases from any cause, including a revision of unit boundaries pursuant to the provisions of Paragraph 6 or the action of any governmental authority, then in the event this lease is beyond its primary term, as may be extended pursuant to the option set forth above, and not otherwise being maintained in force it shall nevertheless remain in force if Lessee commences operations for reworking an existing well or for drilling an additional well or for otherwise obtaining or restoring production on the leased premises or lands pooled therewith within 90 days after completion of operations on such dry hole or within 90 days after such cessation of all production. If at the end of the primary term, or at any time thereafter, this lease is not otherwise being maintained in force but Lessee is then engaged in drilling, reworking or any other operations reasonably calculated to obtain or restore production therefrom, this lease shall remain in force so long as any one or more of such operations are prosecuted with no interruption of more than 90 consecutive days, and if any such operations result in the production of oil or gas or other substances covered hereby, as long thereafter as there is production in paying quantities from the leased premises or lands pooled therewith.

NOTICE OF CONFIDENTIALTY RIGHTS: IF YOU ARE A NATURAL PERSON, YOU MAY REMOVER OR STRIKE ANY OF THE FOLLOWING INFORMATION FROM THIS INSTRUMENT BEFORE IT IS FILED FOR RECORD IN THE PUBLIC RECORDS: YOUR SOCIAL SECUITY NUMBER OR YOU DRIVER’S LICENSE NUMBER.

6. Pooling. Lessee is hereby granted the right, at its option, to pool or unitize any land covered by this lease with any other land covered by this lease, and/or with any other land, lease, or leases, as to any or all minerals or horizons, so as to establish units containing not more then Eighty (80) surface acres plus 10% acreage tolerance; provided, however, units may be established as to any one or more horizons, or existing unit may be enlarged as to any one or more horizons, so as to contain not more than Six hundred and forty (640) surface acres plus 10% acreage tolerance, if limited to one or more of the following: (1) gas, other than casinghead gas, (2) liquid hydrocarbons (condensate) which are not liquids in the subsurface reservoir, (3) minerals produced from wells classified as gas wells by the conservation agency having jurisdiction. If larger units than any of those herein permitted, either at the time established, or after enlargement, are required or permitted under any governmental rule or order, for the drilling or operation of a well at a regular location, or for obtaining maximum allowable from any well to be drilled, drilling, or already drilled, any such unit may be established or enlarged to conform to the size required or permitted by such governmental order or rule. Lessee shall exercise said option as to each desired unit by executing an instrument identifying such unit and filing it for record in the public office in which this lease is recorded. Each of said options may be exercised by lessee at any time and from time to time while this lease is in force, and whether before or after production has been established either on said land, or on the portion of said land included in the unit, or on other land unitized therewith. A unit established hereunder shall be valid and effective for all purposes of this lease even though there may be mineral, royalty or leasehold interest in lands within the unit which are not effectively pooled or unitized. Any operations conducted on any part of such unitized land shall be considered, for all purposes, except the payment of royalty, as operations conducted upon said land under this lease. There shall be allocated to the land covered by this lease within each such unit (or to each separate tract within the unit if this lease covers separate tracts within the unit) that proportion of the total production of unitized minerals from the unit, after deducting any used in lease or unit operations, which the number of surface acres in such land (or in each such separate tract) covered by this lease within the unit bears to the total number of surface acres in the unit, and the production so allocated shall be considered for all purposes, including payment or delivery of royalty, overriding royalty and any other payments out of production, to be the entire production of unitized minerals from the land to which allocated in the same manner as though produced therefrom under the terms of this lease. The owner of the reversionary estate of any term royalty or mineral estate agrees that the accrual of royalties pursuant to this paragraph or of shut-in royalties which includes land not covered by this lease shall not have the effect of exchanging or transferring any interest under this lease (including, without limitation, any delay rental and shut-in royalty which may become payable under this lease) between parties owning interests in land covered by this lease and parties owning interests in land not covered by this lease. Neither shall it impair the right of lessee to release as provided in paragraph 6 hereof, except that lessee may not so release as to lands within a unit while there are operations thereon for unitized minerals unless all pooled leases are released as to lands within the unit. At any time while this lease is in force lessee may dissolve any unit established hereunder by filing for record in the public office where this lease is recorded a declaration to that effect, if at the time no operations are being conducted thereon for unitized minerals. Subject to the provisions of this paragraph 4, a unit once established hereunder shall remain in force so long as any lease subject thereto shall remain in force. If this lease now or hereafter covers separate tracts, no pooling or unitization of royalty interests as between any such separate tracts is intended or shall be implied or result merely from the inclusion of such separate tracts within this lease but lessee shall nevertheless have the right to pool or unitize as provided in this paragraph 4 with consequent allocation of production as herein provided. As used in this paragraph 4, the words “separate tract” means any tract with royalty ownership differing, now or hereafter, either as to parties or amounts, from that as to any other part of the leases premises.

7. Payment Reductions. If Lessor owns less than the full mineral estate in all or any part of the leased premises, the royalties, and shut-in royalties payable hereunder for any well on any part of the leased premises or land pooled therewith shall be reduced to the proportion that Lessor’s interest in such part of the leased premises bears to the full mineral estate in such part of the leased premises. To the extent any royalty or other payment attributable to the mineral estate covered by the lease is payable to someone other the Lessor, such royalty or other payment shall be deducted from the corresponding amount otherwise payable to Lessor hereunder.

8. Ownership Changes. The interest of either Lessor or Lessee may be assigned, devised or otherwise transferred in whole or in part by area and/or by depth or zone, and the rights and obligations of the parties hereunder shall extend to their respective heirs, devisees, executors, administrators, successors and assigns. No change in Lessor’s ownership shall have the effect of reducing the rights or enlarging the obligations of Lessee hereunder, and no change in ownership shall be binding on Lessee until sixty days after Lessee has been furnished the original or duly authenticated copies of the documents establishing such change of ownership to the satisfaction of Lessee or until Lessor has satisfied the notification requirements contained in Lessee’s usual form of division order. In the event of the death of any person entitled to shut-in royalties hereunder, Lessee may pay or tender such shut-in royalties to the credit of decedent or decedent’s estate at the address designated above. If at any time two or more persons are entitled to shut-in royalties hereunder, Lessee may pay or tender such shut-in royalties to such persons, either jointly, or separately in proportion to the interests which each owns. If Lessee transfers its interest hereunder in whole or in part, Lessee shall be relieved of all obligations hereafter existing with respect to the transferred interests, and failure of the transferee to satisfy such obligations with respect to the transferred interests, shall not affect the right of Lessee with respect to any interest not so transferred. If Lessee transfers a full or undivided interest in all or any portion of the area covered by this lease, the obligation to pay or tender shut-in royalties hereunder shall be divided between Lessee and the transferee in proportion to the net acreage interest in this lease then held by each.

9. Release of Lease. Lessee may, at any time and from time to time deliver to Lessor or file of record a written release of this lease as to full or undivided interest in all or any portion of the area covered by this lease or any depths or zones thereunder, and shall thereupon be relieved of all obligations thereafter arising with respect to the interest so released. If Lessee releases less than all of the interest or area covered hereby, Lessee’s obligations to pay or tender shut-in royalties shall be proportionately reduced in accordance with the net acreage interest retained hereunder.

10. Ancillary Rights. In exploring for developing, producing and marketing all oil, gas and other substances covered hereby on the leased premises or lands pooled or unitized therewith, in primary and/or enhanced recovery, Lessee shall have the right to ingress and egress along with the right to conduct such operations on the leased premises as may be reasonably necessary for such purposes, including but not limited to geophysical operations, the drilling of wells, and the construction and use of roads, canals, pipelines, tanks, water wells, disposal wells, injection wells, pits, electric and telephone lines, power stations, and other facilities deemed necessary by Lessee to discover, produce, store, treat and/or transport production. Lessee may use in such operations any oil, gas water and/or other substances produced on the leased premises, except water from Lessor’s well or ponds in exploring, developing, producing or marketing from the leased premises or lands pooled or unitized therewith. The ancillary rights granted herein shall apply (a) to the entire leased premises described in Paragraph 1 above, notwithstanding any partial releases or other partial termination of this lease, and (b) to any other lands in which Lessor now or hereafter has authority to grant such rights in the vicinity of the leased premises or land pooled therewith. Lessee shall bury its pipelines below ordinary plow depth. No well shall be located less then 200 feet from any house or barn now on the leased premises or other lands of Lessor used by Lessee hereunder, without Lessor’s consent, and Lessee shall pay for damage caused by its operations to buildings and other improvements now on the leased premises or such other lands, and to commercial timber and growing crops thereon. Lessee shall have the right at any time to remove its fixtures, equipment and materials, including well casing, from the leased premises or such other lands during the term of this lease or within a reasonable time thereafter.

11. Regulation and Delay. Lessee’s obligations under this lease, whether express or implied, shall be subject to all applicable laws, rules, regulations and orders of any governmental authority having jurisdiction, including restrictions on the drilling and production of wells, and regulation on the price or transportation of oil, gas and other substances covered hereby. When drilling, reworking, production or other operations are prevented or delayed by such laws, rules, regulations or orders, or by inability to obtain necessary permits, equipment, services, material, water, electricity, fuel, access or easements, or by fire, flood, adverse weather conditions, war, sabotage, rebellion, insurrection, riot, strike or labor disputes, or by inability to obtain a satisfactory market for production or failure of purchasers or carriers to take or transport such production, or by any other cause not reasonably with Lessee’s control, this lease shall not terminate because of such prevention or delay, and at Lessee’s option, the period of such prevention of delay shall be added to the term hereof. Lessee shall not be liable for breach of any provisions or implied covenants of this lease when drilling, production or other operations are so prevented or delayed.

12. Breach or Default. No litigation shall be initiated by Lessor for damages, forfeiture or cancellation with respect to any breach or default by Lessee hereunder, for a period of at least 90 days after Lessor has given Lessee written notice fully describing the breach or default, and then only if Lessee fails to remedy the breach or default within such period. In the event the matter is litigated and there is a final judicial determination that a breach or default has occurred, this lease shall not be forfeited or cancelled in whole or in part unless Lessee is given a reasonable time after said judicial determination to remedy the breach or default and Lessee fails to do so.

13. Warranty of Title. Lessor hereby agrees to defend title conveyed to Lessee hereunder, and agrees that Lessee at Lessees’ option may pay and discharge any taxes, mortgages or liens existing, levied or assessed on or against the leased premises. If Lessee exercises such option, Lessee shall be subrogated to the rights of the party to whom payment is made, and, in addition to its other rights, may reimburse itself out of any royalties or shut-in royalties otherwise payable to Lessor hereunder. In the event Lessee is made aware of any claim inconsistent to Lessor’s title, Lessee may suspend the payment of royalties and shut-in royalties hereunder, without interest, until Lessee has been furnished satisfactory evidence that such claim has been resolved.

14. Addendum. See the attached addendum referencing this lease, fully incorporated herein for all purposes.

IN WITNESS WHEREOF, this lease is executed to be effective as of the date first written above, but upon execution shall be binding on the signatory and the signatory’s heirs, devisees, executors, administrators, successors and assigns, whether or not this lease has been executed by all parties hereinabove named as Lessor.

LESSOR	LESSEE

GAS GROUP, LTD, A TEXAS LIMITED PARTNERSHIP
CODY ROGERS

By
JASON DVORIN, Manager of It’s General Partner

ACKNOWLEDGEMENTS

STATE OF TEXAS
COUNTY OF______________________

This instrument was acknowledged before me on the ____day of ___________, 2009 by ___________________________.

Notary Public for the State of Texas

STATE OF TEXAS
COUNTY OF_____________________

This instrument was acknowledged before me on the ______day of ___________, 2009, by __________________________.

Notary Public for the State of Texas

MEMORANDUM OF OIL AND GAS LEASE

State:	Texas
County:	Comanche
Lessor:	Cody S. Rogers
2621 Oak Meadow Drive
Round Rock, TX 78681

Lessee:	Gas Group, Ltd.
222 W. Las Colinas Blvd.
Ste 1650
Irving, Texas 75039

Effective Date:	March 24, 2009

For adequate consideration, Lessor, named above, has granted, leased, and let to Lessee, named above, for the purpose of investigating, exploring, prospecting, drilling, mining for, and producing oil, gas, and other minerals, laying pipelines, building roads, tanks, power stations, telephone lines and other structures, and producing, saving, take care of, treating, transporting, and owning oil, gas, and other minerals, all on or from the following lands (the “Lands”) in the county and state named above:

All that certain real property out of the E.T.R.R. Co. Survey No. 43,Abstract No. 306 described in the Warranty Deed from the Veterans Land Board to Rita K. Rogers on the 11th day of January, 1991, recorded in Volume 684, Page 300, Deed Records of Comanche County.

The Oil and Gas Lease (the “Lease”) is for a primary term of three (3) years from the Effective Date stated above, and is effective as long thereafter as oil and gas is produced from said lands in paying quantities or the Lease is maintained in force by virtue of some other provisions thereof, according to and by the terms and provisions of the Lease between Lessor and Lessee. The Lease, with all of its terms, covenants, and other provisions, is referred to and incorporated into this Memorandum for all purposes. This Memorandum is placed of record for the purpose of giving notice to the Lease. The original of the Lease is maintained in the office of the Lessee.

This Memorandum is signed by Lessor and Lessee as of the date of acknowledgement of their signatures, but is effective for all purposes as of the Effective Date stated above.

[This space intentionally left blank, Signature page to follow]

Lessor
CODY S. ROGERS

By:
CODY S. ROGERS, Individually

Lessee
GAS GROUP, LTD.
By:
JASON DVORIN, Manager of its General Partner

 Acknowledgment

State of Texas
County of ______________

This instrument was acknowledged before me on the _____day of ________, 2009, by Cody S. Rogers, individually, on behalf of himself.

Notary Public in and for the State of Texas

State of Texas
County of ______________

This instrument was acknowledged before me on the _____day of _______, 2009, by Jason Dvorin, Manager of GGLP Management, LLC a Texas Limited Liability Company, General Partner, and on behalf of its Limited Partner, Gas Group, Ltd. a Texas Limited Partnership.

Notary Public in and for the State of Texas

ADDENDUM

ADDENDUM ATTACHED AND MADE A PART OF PAID-UP OIL, GAS AND MINERAL LEASE DATED MARCH 24, 2009, BY AND BETWEEN CODY S. ROGERS, AS LESSOR, AND GAS GROUP, LTD., A TEXAS LIMITED PARTNERSHIP, AS LESSEE, COVERING LANDS SITUATED IN COMANCHE COUNTY, TEXAS.

Notwithstanding anything to the contrary in the printed form of the Paid Up Oil & Gas Lease, to which this Addendum is attached and incorporated, should there be a conflict in the terms, conditions and provisions in the printed form of the lease and the terms, and conditions and provisions hereinafter set forth, the following terms and provisions control. The following terms, conditions and provisions are included and made a part of the lease:

1. It is agreed that subsequent to the primary term, this Lease may not be maintained in force and effect solely by the payment of shut-in royalties for a single period in excess of two (2) years. However, Lessee shall be entitled to invoke the shut-in royalty provisions from time to time provided that each single period shall not exceed two (2) years, and provided that Lessee shall have actually marketed oil and/or gas in paying quantities from the land in good faith after the end of each prior period for which it has paid shut-in well payments under this Lease.

2. Lessee agrees to compensate Lessor for surface damage related to the specific operations stated below, as follows:

(A) Well locations: $5,000.00 per location, provided that the location does not exceed four (4) acres during drilling and completion operations, and two (2) acres for post-production operations. If the location exceeds four (4) acres during drilling and completion operations or two (2) acres for post-production, then the damages shall be increased by an amount equal to $2,500.00 per acre for all area in excess of two (2) acres which is utilized in such location. Such well location damages shall include damages for any tank battery located on the well location, but not for any tank battery located elsewhere.

(B) Tank Batteries Not Located on Well Site: $2,500.00 per acre for all land included in the pad for each tank battery which is not located on the same pad or location as a well.

(C) Roads: Lessor shall have use of all roads placed or constructed on the land, and no road shall exceed 20 feet in width.

(D) Pipelines: $10.00 per rod for all pipelines laid on the land, however, production flowline(s) (to be defined as 4” or smaller in diameter) shall be excluded from this and any subsequent paragraph’s reference to pipeline(s). However, Lessee shall place all flowline(s) along and inside Lessee’s roads whether said roads are constructed by, or existing and used by Lessee.

(E) Seismic Operations: $10.00 per acre for all surface acres covered by this lease for each separate seismic operation. If seismic operations are conducted on any part of the land covered by this lease more than once, an additional payment of the amount provided shall be payable for each separate seismic operation conducted on such land.

The foregoing damages shall include all damages caused by the initial locations of wells and tank batteries and the initial construction of roads and pipelines. They do not include any damages occurring after a well has been completed and actually put into production, with respect to well location damages, or after the tank battery has been installed and connected to the well, with respect to tank batteries, or after the road has been constructed or the pipeline initially laid, with respect to pipelines~~,~~ which results from negligence by Lessee or any third party conducting operations for Lessee in connection with any of the matters set forth above, it being intended that the damages specified are agreed as compensation for the damages which will result from non-negligent operations, and are not intended to cover any additional damages which may result from negligent operations.

Lessee further agrees to pay actual damages for all other damage and injury to land, improvements, crops or livestock resulting from or arising out of any operations of Lessee on said land except the initial location damages and initial damages for roads, tank batteries and pipelines the compensation for which is specifically provided above.

If there is no tenant on the land, all of such damages shall be paid to the owner or owners of the surface in accordance with their ownership thereof. If there is no tenant on said land, all payments for damages to land and improvements shall be made to the owner or owners of the surface, unless the improvements are owned by the tenant, in which event all payments for damages to such improvements which are owned by the tenant shall be repaid to the tenant. If there is a tenant on the land who is renting on a cash rental basis, all payments for damages to crops shall be paid to such tenant. If, however, the tenant is renting for a share of the crops, payments for damages to the crops shall be divided between the tenant and the surface owner or owners as they divide the crop. Damages to livestock shall be paid to the owner of the damaged or destroyed livestock.

Lessee shall provide payment for all mutually agreed damages to Lessor within 90 days of parties’ mutual agreement to said damages.

3. Lessee agrees to exercise its rights to use the surface of the land in such a manner and to locate all roads, pipelines and other structures in which it has the right to locate upon said land under the provisions hereof at such locations so as to reduce the interference with the use of said land for farming and ranching purposes to a minimum, and, without limitation of the foregoing, Lessee shall use existing roads and gates and follow existing turn rows or terrace lines whenever possible. Lessee further agrees to consult with the owner or owners of the surface regarding location of all wells, tank battery sites, roads, pipelines and other improvements, and, to the extent feasible, as determined by Lessee, to locate the same at locations satisfactory to the owners of the surface.

4. All pipelines, power lines, telephone lines or electric lines which may be placed on said land pursuant to this Lease shall be buried so that the top of the pipeline or the power line or telephone or telegraph line, as the case may be, is more than 36" below the surface of the ground except that temporary pipelines, electric lines, telephone or telegraph lines may be placed on the surface along the edge of roads, at a distance not to exceed more than five feet from the edge of said roads, during the drilling and for up to one hundred and twenty (120) days thereafter, unless the Lessee has obtained the express written consent of the surface owner to do otherwise. Lessee shall use the “double ditch” method so that topsoil is replaced to its original location in the soil profile.

5. No well shall be drilled within two hundred feet (200') of any residence, barn. irrigation water wells, windmills, domestic water wells or stock water wells now or hereafter situated upon the surface of the lease premises, without first obtaining the written consent of Lessor.

6. In the event of a producing well or wells, Lessee will install gates, cattle guards and fence well sites and tank battery locations if requested in writing by Lessor. Lessee will not cut any fence without the written consent of Lessor. Cattle guards and gates shall remain on the leased premises following termination of the lease and shall become the property of the surface owner or Lessee shall remove the same from the property and restore the premises to its former condition prior to the installation of the cattle guard and gates. During the term of this lease, all cattle guards and gates installed or used by Lessee shall be cleaned, maintained, repaired and/or replaced by Lessee, at its sole cost and expense, except should Lessor, Lessor’s tenant(s) or other Lessor’s 3rd Party(s) actions cause need for said maintenance or repair.

7. Lessee shall not, in any operation under this Lease, deposit or allow to be deposited on cultivated lands of Lessor any rock or any piece of caliche having a diameter of more than 2" without the express written consent of the surface owner.

8. The property may not be used to establish or utilize facilities for the surface or subsurface disposal of salt water unless a separate agreement is entered into with the Lessor and surface owner or owners of the property.

9. Lessee agrees that all drill sites, well locations and other portions of the surface of the land used or occupied by Lessee shall at all times be kept free and clear of weeds and noxious vegetation and the Lessee will use reasonable diligence to maintain the same so at to prevent damage to adjoining lands.

10. Lessee agrees, upon completion of any producing well or abandonment of any dry hole on cultivated land, to fully comply with any and all rules of the Railroad Commission of Texas or other governmental agency related to such completion or abandonment.

11. Lessee agrees, upon completion of any operation, to clean up the premises and remove all debris, equipment and personal property of every nature which Lessee has placed on the land except for equipment needed for the continued operation(s) of on the land, which shall be removed within six months after the well(s) permanently ceases to produce, and leave the premises in a neat and clean condition. Lessee further agrees, during the conduct of any operation under this Lease, to keep the premises in a neat and clean condition to the extent that it is feasible to do so.

12. It is specifically understood and agreed that this lease covers only oil, gas and associated liquid or liquefiable or gaseous hydrocarbons and any sulphur as may be necessarily and incidentally produced therewith. The term "covered minerals" as used in this lease shall refer only to the foregoing minerals. The royalties applicable to oil shall apply to all such substances produced in liquid form and the royalties applicable to gas shall apply to all such substances produced in gaseous form.

13. The portion of subsection (a) of the first sentence of Paragraph 3, which states, “separated at Lessee’s separator facilities” is hereby deleted.

14. All sums of money payable to Lessor under this lease, including but not limited to, any damages payable for breach of any covenant of this Lease by Lessee, shall be payable in Comanche County, Texas.

15. This Lease covers all interest in said land which Lessor has the right to lease. Lessor makes no representation as to the interest owned by Lessor or covered by this Lease. Lessor agrees that if Lessor has been paid a larger bonus than the bonus Lessor is entitled to be paid for interest owned by Lessor, Lessor will, upon demand, repay to Lessee, in Comanche County, Texas, the excess of the amount of the bonus actually paid to Lessor over and above the bonus which Lessor was entitled to receive.

16. In the event this Lease terminates for any reason, Lessee agrees to prepare and record in Comanche County, Texas a good and sufficient release of this Lease within 180 days of said termination, properly executed by all parties then owning any working interest in this Lease, and to send a copy of such release to Lessor.

17. Removal of Property: Within 180 days after the expiration of this lease, Lessee shall remove all property and fixtures placed on said land by Lessee, and any of Lessee’s property remaining thereon after such 180 day period shall thereupon become the property of the Lessor free and clear of all liens and encumbrances.

18. All royalty payments on the actual production of covered minerals shall be due within ninety (90) days after the end of the month during which the production occurred. In addition to any other remedies at law or in equity that may be available to Lessor, however, aforesaid remedies shall be in conformity with paragraph twelve (12) of this lease, all such royalty payments not timely made shall bear interest beginning at the end of such 90-day period at the rate of twelve percent (12%) per annum, until paid. However, Lessee shall bear no penalty of interest should said delay in said payments be caused by events described in paragraph eleven (11) of this lease. In the event a title opinion is prepared by outside counsel, retained by Lessee, covering the leased premises in which title defects affecting Lessor's interest in the leased premises, other than title defects pertaining to the leasehold interest (working interest created hereby), are pointed out, the time from the date on which such title opinion is delivered to Lessee until such title defects are cured shall not be included in the periods provided for herein.

19. Upon expiration of the primary term, as to that portion of the land within any pooled unit, production of oil or gas in paying quantities from a well within such unit shall work to maintain this lease only as to that part of the land within such unit. This lease shall terminate as to the remaining acreage outside such allocated acreage or the unit unless this lease is maintained as to such remaining acreage and depths by (i) payment of shut-in royalties, (ii) production, or (iii) drilling, reworking, and/or continuous drilling operations.

20. Lessee, or its's sublessees, successors and assigns, shall defend Lessor at Lessee's or its's sublessees, successors and assigns sole cost and expense from and against and hereby indemnifies and holds Lessor harmless from and against any and all claims, demands, disputes, losses, costs, fees, expenses, damages, liabilities, settlements, interest, penalties, administrative and judicial proceedings and orders, judgments and enforcement actions of any kind or nature arising out of, connected with or resulting from Lessee's operations or actions hereunder brought by third party(s).

21. Upon Lessor’s written request and at Lessor’s sole expense, Lessee shall provide copies of all title opinions and abstracts of title acquired by Lessee in relation to the leased premises. In addition, Lessor shall have the right at all reasonable times (during normal business hours with mutually agreeable advanced scheduling), personally or by representative, to inspect, copy and audit books (Royalty disbursements only), accounts (Royalty disbursements only), contracts (Third party service vendors, Pipeline, and Gatherer/Purchaser only), publicly filed records, well files exclusive of engineering, geological, and geophysical, title opinions, and publicly released governmental filings, in whatever form, in Lessee’s possession or control bearing upon the operation of the leased premises at Lessor’s sole expense. All engineering, geological, and geophysical files will be treated as strictly confidential (tight hole) and can be viewed, but not copied, only at the business premises of the Lessee upon termination of lease. Upon the release of the well information, production reports or log contents to a governmental entity, Lessee shall allow Lessor, or its representative, to obtain a copy of any and all log information pertaining to formations, zones and sands under the leased premises that has been publicly released. Lessor agrees that any non-publicly released information viewed and or copied shall be kept confidential (tight hole) and not used for any Third Party(s) benefit until such time as it is publicly released, and all copies obtained by Lessor under this paragraph will be at Lessor’s sole obligation for expense.

22. Lessee shall not have the right to the free use of water under this lease. Lessee shall have the right to drill a water well, free of any charges from Lessor, including those described in paragraph two (2) of this Addendum, to be used exclusively in drilling and production operations conducted on the leased premises. Upon termination of this lease, Lessor and Lessee agree that any water well drilled by Lessee, together with all pipes, pumps, casing and other machinery related to the water well shall become the property of the Lessor free and clear of all liens and encumbrances. If Lessee opts to purchase water rather than drilling a water well, Lessor shall have the “First Refusal” of selling water from the leased premises to Lessee. Said “first right” shall only be for 10 days upon written request by Lessee to Lessor.

23. This lease does not grant any rights or privileges of hunting with firearms or dogs on the premises or fishing in any stream, creek or other body of water located on the leased premises, or the taking of game or fish in any manner. All hunting and fishing rights are expressly reserved to the surface owner. Lessee shall instruct its agents, servants, employees and contractors not to bring any firearms, fishing or hunting equipment on to the leased premises and not to hunt or fish on the leased premises. If any person or persons violates this provision, Lessee shall instruct such person or person not to reenter the leased premises and that, should they do so, they shall be deemed trespassers and subject to the civil and criminal penalties of the pertinent trespass laws of the jurisdiction in which the leased premises is located.

24. No assignment by Lessee (or any assignee of Lessee) of all or any portion of this lease shall relieve Lessee (or any assignee of Lessee) of any liability for breach of any covenant, warranty or other obligation of Lessee hereunder theretofore accrued. Each assignee of all or any portion of the rights of Lessee hereunder agrees to be bound by the provisions of this lease to the same extent as if such assignee were an original party to this lease. Lessee (or any assignee of Lessee) shall within 45 days of the assignment of this lease or any part thereof notify Lessor of such assignment and furnish Lessor a true and correct copy of such assignment.

25. This lease shall inure to the benefit of and shall be binding upon the parties, their heirs, personal representatives, successors and assigns.

26. Paragraph 9 of the lease is hereby amended to read as follows:

“9. Release of Lease. Lessee may, at any time and from time to time, deliver to Lessor or file of record, in the county or counties in which the lease premises are situated, a written release of this lease as to a full or undivided interest in all or any portion of the area covered by this lease or any depths or zones thereunder and delivering a copy of the file-marked release to the Lessor.”

27. Lessee will conduct all operations pursuant to this lease in compliance with all rules and regulations of the State of Texas and all other applicable environmental statutes, laws and regulations.

28. This lease covers only the specific 76 acres more or less described in the lease and does not cover any adjacent, contiguous or other tracts now or hereafter owned or claimed by Lessor.

SIGNED FOR IDENTIFICATION:

GAS GROUP, LTD, A TEXAS LIMITED PARTNERSHIP

By:
CODY S. ROGERS
JASON DVORIN,Manager of its General
Partner
LESSOR		LESSEE

SUBSEQUENT ADDENDUM TO

PAID UP OIL AND GAS LEASE AND ITS ORGINIAL ADDENDUM

THIS ADDENDUM is made as of the 9th day of September, 2009, between CODY S. ROGERS, whose address is 5558 FM 590, Zephyr, Texas 76890, Lessor and GAS GROUP, LTD, a Texas Limited Partnership whose address is 222 W. Las Colinas Blvd., Suite 1650, Irving, Texas 75039, as Lessee. This Subsequent ADDENDUM (“Subsequent Addendum”) is herein made part of the PAID UP OIL AND GAS LEASE (“Lease”) and its Original ADDENDUM (“Addendum”) between Lessor and Lessee, dated March 24, 2009, and Memorandum of same recorded on July 13, 2009, Vol 915, Page 356, in the Comanche County Clerk’s Deed Records.

Notwithstanding anything to the contrary to both the Lease and the Addendum , to which this Subsequent Addendum is attached and incorporated, should there be a conflict in the terms, conditions and provisions in either the Lease or Addendum and the terms, conditions, and provisions hereinafter set forth, the following terms, conditions, and provisions control. The following terms, conditions and provisions are included and made a part of the lease:

1.	Lessee is hereby granted the right, at its option, to pool or unitize any land covered by this lease with any other land covered by this lease. and/or with any other land, lease, or leases, as to any or all minerals or horizons, so as to establish units containing not more then Eighty(80) surface acres plus 10% acreage tolerance; provided, however, units may be established as to any one or more horizons, or existing unit may be enlarged as to any one or more horizons, so as to contain not more than Six hundred and forty (640) surface acres plus 10% acreage tolerance, if limited to one or more of the following: (1) gas, other casinghead gas, (2) liquid hydrocarbons (condensate) which are not liquids in the subsurface reservoir, (3) minerals produced from wells classified as gas wells by the conservations agency having Jurisdiction. If larger units than any of those herein permitted, either at the time established, or after enlargement, are required under any governmental rule of order, for the drilling or operations of a well at a regular location, or for obtaining maximum allowable from any well to be drilled, drilling, or already drilled, any such unit may be established or enlarged to conform to the size required by such governmental order or rule. Lessee shall exercise said option as to each desired unit by executing an instrument identifying such unit and filing it for record in the public office in which this lease is recorded. Each of said options may be exercised by lessee at any time and from time to time while this lease is in force, and whether before or after production has been established either on said land, or on the portion of said land included in the unit, or on other land unitized therewith. A unit established hereunder shall be valid and effective for all purposes of this lease even though there may be mineral, royalty, or leasehold interests in land within the unit which are not effectively pooled or unitized. Any operations conducted on any part of such unitized land shall be considered, for all purposes, except the payment of royalty, operations conducted upon said land under this lease. There shall be allocated to the land covered by this lease within each such unit (or to each separate tract within the unit if this lease covers separate tracts within the unit) that proportion of the total production of unitized minerals from the unit, after deducting any used in lease or unit operations, which the numbers of surfaces acres in such land (or in each such separate tract) covered by this lease within the unit bears to the total number of surface acres in the unit, and the production so allocated shall be considered for all purposes, including payment or delivery of royalty, overriding royalty and any other payments out of production, to be the entire production of unitized minerals from the land to which allocated in the same manner as though produced therefrom under the terms of this lease. The owner of the reversionary estate of any term royalty or mineral estate agrees that the accrual of royalties pursuant to this paragraph or of shut-in royalties from a well on the unit shall satisfy any limitation of term requiring production of oil or gas. The formation of any unit hereunder which includes land not covered by this lease shall not have the effect of exchanging or transferring any interest under this lease (including, without limitation, any delay rental and shut-in royalty which may become payable under this lease) between parties owning interests in land covered by this lease and parties owning interests in land not covered by this lease. Neither shall it impair the right of the lessee to release as provided in paragraph (9.) hereof, except that lessee may not so release as to lands within a unit while there are operations thereon for unitized minerals unless all pooled leases are released as to lands within the unit. At any time while this lease is in force lessee may dissolve any unit established hereunder by filing for record in the public office where this lease is recorded a declaration to that effect, if at that time no operations are being conducted thereon for unitized minerals. Subject to the provisions of this paragraph, a unit once established hereunder shall remain in force so long as any lease subject thereto shall remain in force. If this lease now or hereafter covers separate tracts, no pooling or unitization of royalty interests as between any such separate tracts is intended or shall be implied or result merely from the inclusion of such separate tracts within this lease but lessee shall nevertheless have the right to pool or unitize as provided in this paragraph with consequent allocation of production as herein provided. As used in this paragraph, the words “separate tract” means any tract with royalty ownership differing, now or hereafter, either as to parties or amounts, from that as to any other party of the leased premises.

IN WITNESS WHEREOF, this lease is executed to be effective as of the date first written above, but upon execution shall be binding on the signatory and the signatory’s heirs, devises, executors, administrators, successors and assigns, whether or not this lease has been executed by all parties herein above named as Lessor.

LESSOR(WHETHER ONE OR MORE)

Cody S. Rogers, as Individual for his sole and separate property

ACKNOWLEDGEMENTS

STATE OF TEXAS
COUNTY OF ______________

This instrument was acknowledged before me on the ____day of _________________________, 2009 by __________________________________.

Notary Public for the State of Texas

LESSEE

Jason Dvorin
For Gas Group, Ltd, as it General Partner’s Manager

STATE OF TEXAS
COUNTY OF ______________

This instrument was acknowledged before me on the ____day of _________________________, 2009 by __________________________________.

Notary Public for the State of Texas

ASSIGNMENT OF OIL AND GAS LEASE

(All Interest in Oil and Gas Lease. Reserving an Overriding Royalty Interest)

STATE:	TEXAS
COUNTY:	COMANCHE
Assignor:	GAS GROUP, LTD.
Assignee(s):	MONTANA ENERGY, L.P.

Effective Date: September _____, 2009

1.	For adequate consideration, and subject to the reservation set out below, Assignor, named above, assigns, sells, and conveys to Assignee(s), named above, all of Assignor’s interests in the oil and gas lease (the “Lease”) on lands located in the county and state named above (the “Lands”). The Leases and Lands are described on Exhibit “A” to this Assignment;

2.	Assignor expressly excepts from this Assignment and in all things reserves, now and forever, to itself or its assigns an overriding royalty interest, payable out of all oil, gas, and associated hydrocarbons and non-hydrocarbons as stipulated in the Lease, produced, saved, and sold from the Lands and Leases equal to the difference between 25% and all lease and leasehold estate burdens affecting or burdening assignor’s interest in the Leases as of the Effective Date of this Assignment. The overriding royalty interest reserved by Assignor shall be subject to proportionate reduction if it is determined that the Leases cover less than 100% of the oil and gas mineral estate in the Lands, or Assignor owns less than all interest in the Leases;

3.	The interest in the Leases assigned to Assignee shall bear and be subject to all lease and leasehold estate burdens affecting or burdening Assignor’s interest, which are of record as of the Effective Date of this Assignment;

4.	This Assignment is given and granted based upon the simultaneous delivery of and access to, and availability of, any and all geological and engineering information, records, data and information of every kind and character relating to or from the drilling, casing, completion or production of oil, gas or other minerals from well(s) on the lands covered by this assignment or any amendments thereof duly executed by the Parties hereto;

5.	The aforementioned overriding royalty interest being reserved by Assignor shall cover any extensions, renewals, or new lease(s) of said Lease or amendments thereto or any portions thereof, obtained by the Assignor, the Assignee or any of their respective heirs or assigns;

6.	This Assignment is delivered by Assignor and accepted by Assignee(s) without warranty of title, express or implied;

Assignment of Oil and Gas Lease	Page 1

This Assignment is executed by Assignor as of the date of acknowledgment of its signature below, but shall be effective for all purposes as of the Effective Date stated above. It is agreed by both parties that a memorandum of assignment, executed of even date herewith, of this assignment shall be recorded and effective for notice purposes and any or all other purposes in the Comanche County Clerk’s DEED RECORDS in lieu of this assignment.

EXECUTED THIS ________ DAY OF SEPTEMBER 2009

ASSIGNOR:
GAS GROUP, LTD
222 W. LAS COLINAS BLVD.
STE 1650
IRVING, TEXAS 75039

Jason Dvorin,
Managing Member, of its General Partner

STATE OF TEXAS	§
§
COUNTY OF __________	§

This instrument was acknowledged before me this ____ day of September, 2009 by JASON DVORIN, Managing Member of Gas Group, Ltd.’s Genral Partner, on behalf of said Limited Partnership.

Notary Public in and for the State of Texas

My Commission Expires:___________________

Assignment of Oil and Gas Lease	Page 2

EXECUTED THIS _____ DAY OF September 2009

ASSIGNEE(S):
MONTANA ENERGY, L.P.
By:	Realtrac Southwest Holdings, Inc.
Its:	General Partner

By:	Tom Griffin
Its:	President

STATE OF TEXAS	§
§
COUNTY OF __________	§

This instrument was acknowledged before me this ____ day of September, 2009 by Tom Griffin, President of Realtrac Southwest Holdings, Inc., general partner of Montana Energy, L.P.

Notary Public in and for the State of Texas

My Commission Expires:____________________

Assignment of Oil and Gas Lease	Page 3

EXHIBIT A

Oil and Gas Lease between Cody Rogers, Lessor, and Gas Group, Ltd, Lessee dated March 26, 2009, and Effective date of March 24, 2009, by Memorandum recorded on July 13, 2009, Vol. 915, Page 356 in the Comanche County Clerk’s DEED RECORDS. Said Oil and Gas Lease covers all that certain real property out of the E.T.R.R. Co. Survey No. 43, Abstract No. 306 described in that Warranty Deed from the Veterans Land Board to Rita K. Rogers on the 11th day of January, 1991, recorded in Volume 684, Page 300, Deed Records of Comanche County.

Assignment of Oil and Gas Lease	Page 4

MEMORANDUM OF AN ASSIGNMENT OF OIL AND GAS LEASE

State:	Texas
County:	Comanche
Assignor:	Montana Energy, L.P.
4011 W. Plano Pkwy
Ste 126
Plano, Texas 75093

Assignee:	SF Land, L.P.
4011 W. Plano Pkwy
Ste 126
Plano, Texas 75093

Effective Date: October _____, 2009

For adequate consideration, Assignor, named above, has assigned to Assignee(s), named above, for the purpose of investigating, exploring, prospecting, drilling, mining for, and producing oil, gas, and other minerals, laying pipelines, building roads, tanks, power stations, telephone lines and other structures, and producing, saving, take care of, treating, transporting, and owning oil, gas, and other minerals, all on or from the following lands (the “Lands”) in the county and state named above:

All that certain real property out of the E.T.R.R. Co. Survey No. 43, Abstract No. 306 described in that Warranty Deed from the Veterans Land Board to Rita K. Rogers on the 11th day of January, 1991, recorded in Volume 684, Page 300, Deed Records of Comanche County.

The Assignment of Oil and Gas Lease (the “Assignment”) is for certain working interests and net revenue interests of the Oil and Gas Lease between Cody Rogers, Lessor, and Gas Group, Ltd, Lessee dated March 26, 2009, and Effective date of March 24, 2009, by Memorandum recorded on July 13, 2009, Vol. 915, Page 356 in the Comanche County Clerk’s DEED RECORDS (“Memorandum”). The Lease, with all of its terms, covenants, and other provisions, is referred to and incorporated into the Memorandum of Oil and Gas Lease and this subsequent Memorandum for all purposes. This Memorandum is placed of record for the purpose of giving notice of the Assignment, the Memorandum and any reservation of rights or interests provided. The original Assignment of the Lease is maintained in the office of the Assignor and Assignee.

This Memorandum is signed by Assignor and Assignee as of the date of acknowledgment of their signatures, but is effective for all purposes as of the Effective Date stated above.

Memorandum of an Assignment of Oil and Gas Lease	Page 1

EXECUTED THIS ________ DAY OF OCTOBER 2009

ASSIGNOR:
MONTANA ENERGY,L.P.
4011 W Plano Pkwy
STE 126
PLANO, TEXAS 75093

Tom Griffin, President

STATE OF TEXAS	§
§
COUNTY OF __________	§

This instrument was acknowledged before me this ____ day of October, 2009 by TOM GRIFFIN, President, of Realtrac Southwest Holdings, Inc. General Partner of Montana Energy, L.P, on behalf of said Limited Partnership.

Notary Public in and for the State of Texas

My Commission Expires:_____________________

EXECUTED THIS _____ DAY OF OCTOBER 2009

ASSIGNEE(S):
SF LAND, L.P.
By:	Santa Fe Land, Inc.
Its:	General Partner

By:	Tom Griffin
Its:	President

STATE OF TEXAS	§
§
COUNTY OF __________	§

This instrument was acknowledged before me this ____ day of October, 2009 by Tom Griffin, President of Santa Fe Land, Inc., general partner of SF Land , L.P.

Notary Public in and for the State of Texas

My Commission Expires:________________

Memorandum of an Assignment of Oil and Gas Lease	Page 2

MEMORANDUM OF AN ASSIGNMENT OF OIL AND GAS LEASE

State:	Texas
County:	Comanche
Assignor:	SF Land, L.P.
4011 W. Plano Pkwy
Ste 126
Plano, Texas 75093

Assignee:	Santa Fe Land, L.L.C.
4011 W. Plano Pkwy
Ste 126
Plano, Texas 75093

Effective Date: April 10, 2010

For adequate consideration, Assignor, named above, has assigned to Assignee(s), named above, for the purpose of investigating, exploring, prospecting, drilling, mining for, and producing oil, gas, and other minerals, laying pipelines, building roads, tanks, power stations, telephone lines and other structures, and producing, saving, take care of, treating, transporting, and owning oil, gas, and other minerals, all on or from the following lands (the “Lands”) in the county and state named above:

All that certain real property out of the E.T.R.R. Co. Survey No. 43, Abstract No. 306 described in that Warranty Deed from the Veterans Land Board to Rita K. Rogers on the 11th day of January, 1991, recorded in Volume 684, Page 300, Deed Records of Comanche County.

The Assignment of Oil and Gas Lease (the “Assignment”) is for certain working interests and net revenue interests of the Oil and Gas Lease between Cody Rogers, Lessor, and Gas Group, Ltd, Lessee dated March 26, 2009, and Effective date of March 24, 2009, by Memorandum recorded on July 13, 2009, Vol. 915, Page 356 in the Comanche County Clerk’s DEED RECORDS (“Memorandum”). The Lease, with all of its terms, covenants, and other provisions, is referred to and incorporated into the Memorandum of Oil and Gas Lease and this subsequent Memorandum for all purposes. This Memorandum is placed of record for the purpose of giving notice of the Assignment, the Memorandum and any reservation of rights or interests provided. The original Assignment of the Lease is maintained in the office of the Assignor and Assignee.

This Memorandum is signed by Assignor and Assignee as of the date of acknowledgment of their signatures, but is effective for all purposes as of the Effective Date stated above.

Memorandum of an Assignment of Oil and Gas Lease	Page 1

EXECUTED THIS 2nd DAY OF NOVEMBER 2010

ASSIGNOR:
SF LAND, L.P.
By: Santa Fe Land, Inc.
Its: General Partner
4011 W Plano Pkwy
STE 126
PLANO, TEXAS 75093

Tom Griffin, President

STATE OF TEXAS	§
§
COUNTY OF __________	§

This instrument was acknowledged before me this 2nd day of November, 2010 by TOM GRIFFIN, President, of Santa Fe Land, Inc. General Partner of SF Land, L.P, on behalf of said Limited Partnership.

Notary Public in and for the State of Texas

My Commission Expires:_____________________

EXECUTED THIS 2nd DAY OF NOVEMBER 2010

ASSIGNEE(S):
SANTA FE LAND, L.L.C.
By:	Long Branch Petroleum, L.P.
Its:	Member

By:	Tom Griffin
Its:	President

STATE OF TEXAS	§
§
COUNTY OF __________	§

This instrument was acknowledged before me this 2nd day of November, 2010 by Tom Griffin, President of Long Branch Petroleum, L.P., member of Santa Fe Land, L.L.C.

Notary Public in and for the State of Texas

My Commission Expires:____________________

Memorandum of an Assignment of Oil and Gas Lease	Page 2

Santa Fe Land, LLC

4011 W Plano Pkwy, Ste. 126

Plano, TX 75093

March 20, 2012

Via Certified Mail, Return Receipt Requested # 70081140000104745567

Cody S. Rogers

5558 FM 590

Zephyr, TX 76890

RE:	2-Year Extension of Paid Up Oil and Gas Lease
76 acres, more or less, Comanche County, Texas

Dear Mr. Rogers:

Enclosed please find our check no. 2000 payable to you in the amount of $7,600.00 as the required payment to exercise our two year extension option set forth in paragraph 2 of that certain oil and gas lease dated March 24, 2009 by and between you, as lessor, and Gas Group, Ltd., as lessee, covering 76 acres, more or less, out of the E. T. RR. Co. Survey No. 43, A-306, described in that Warranty Deed dated January 11, 1991, recorded in Volume 684, Page 300, Deed Records, Comanche County, Texas, from the Veteran’s Land Board, as grantor, to Rita K. Rogers, as grantee.

Should you have any questions concerning this matter, please do not hesitate to call me.

Very truly yours,

Tom Griffin, President